Exhibit 3.2

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF INTERNATIONAL TEXTILE GROUP, INC.

The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1.    That Eva M. Kalawski is the duly elected and acting Vice President and Secretary of International Textile Group, Inc., a Delaware corporation (the “Company”), and the date of filing of the Corporation’s original Certificate of Incorporation under the name Safety Systems International, Inc. was January 12, 1994.

2.    That the Company filed with the State of Delaware Secretary of State: an Amended and Restated Certificate of Incorporation on February 1, 1994, an amendment to the Amended and Restated Certificate of Incorporation on February 7, 1994, an amendment to the Amended and Restated Certificate of Incorporation on November 1, 1995, an amendment to the Amended and Restated Certificate of Incorporation on October 11, 2000, and a Second Amended and Restated Certificate of Incorporation on October 20, 2006.

3.    That this Third Amended and Restated Certificate of Incorporation of the Corporation set forth below has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law. Pursuant to Section 228 of the Delaware General Corporation Law, the stockholders have unanimously approved this Amended and Restated Certificate of Incorporation.

4.    That the Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:

Section 1.    The name of the corporation is International Textile Group, Inc. (the “Company”).

Section 2.    The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

Section 3.    The purpose of the Company is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “GCL”).

Section 4.    The total number of shares of stock which the Company shall have authority to issue is one thousand (1,000), consisting of one thousand (1,000) shares of common stock, $0.01 par value per share.

Section 5.    In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal in any respect the bylaws, and to confer in the bylaws powers and authorities upon the directors in addition to the powers and authorities expressly conferred upon them by statute.

Section 6.    No director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section

174 of the GCL, as the same exists or hereafter may be amended, or (iv) for any transaction for which such director derived an improper personal benefit. If the GCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the GCL as so amended. For the avoidance of doubt, no amendment to or repeal of this Section 6 shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal, and it is expressly understood that, to the full extent permitted by the GCL or any other applicable laws currently or hereinafter in effect, no director of the Company or its stockholders for or with respect to any acts or omissions in the performance of his duties as a director of the Company. If the GCL or any other applicable law is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent so authorized. Any repeal or modification of this Section 6 will not adversely affect any right or protection of a director of the Company existing prior to such repeal or modification.

Section 7.    The Company shall indemnify, defend and hold harmless each director to the fullest extent permitted by the GCL and other applicable law, in each case, as amended from time to time, except to the extent involving (i) a breach of such director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions where such director did not act in good faith and in a manner that such director reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such director’s conduct was unlawful, (iii) a willful or negligent violation of Section 160 or Section 173 of the GCL, as the same exists or hereafter may be amended, or (iv) a transaction for which such director derived an improper personal benefit. No amendment to or repeal of this Section 7 shall apply to or have any effect on the indemnification rights of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal, and it is expressly understood that the rights of the directors under Article VIII of the Second Amended and Restated Certificate of Incorporation shall remain unaffected by this Third Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the Company has caused this Third Amended and Restated Certificate of Incorporation to be signed this          day of October, 2016.

Eva M. Kalawski
Vice President and Secretary